UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 16, 2006

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31255	33-0511729
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15295 Alton Parkway, Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Adoption of 2006 Cash Bonus Plan

On February 16, 2006, the Board of Directors (the “Board”) of ISTA Pharmaceuticals, Inc. (the “Company”), upon recommendation of the Compensation Committee, adopted a cash bonus plan (“Bonus Plan”) pursuant to which participating executive officers and employees of the Company will be eligible to earn cash bonus compensation based on 2006 Company and individual performance. The terms of the Bonus Plan are not contained in a formal written document. A summary of the material terms of the Bonus Plan are as follows:

Under the Bonus Plan, participating employees of the Company may be eligible to receive all or a portion of a target bonus expressed as a percentage of their respective base salaries. The target bonus of Dr. Anido is 50% of his base salary. The target bonuses of Mr. Garrett, Dr. Grillone, Mr. Mitro, Mr. McMullin, Ms. McGinley and Mrs. Silvernail are between 30% and 35% of their respective annual base salaries.

Upon recommendation of the Compensation Committee, the Board, at its discretion, will approve the amount of the total funding of the Bonus Plan based on 2006 Company performance which will take into account the Company’s accomplishment of the following goals: achieving certain 2006 financial targets approved by the Board, advancing the development and commercialization of certain of the Company’s product candidates as determined by the Board, and acquiring, licensing or developing a new product candidate for Company’s pipeline. Achievement of each goal is given a certain percentage weight toward funding of the Bonus Plan with the potential of decreased funding for underachievement and increased funding for overachievement of the Company’s 2006 financial goal.

The Compensation Committee will evaluate the Chief Executive Officer’s individual performance for 2006 and will submit to the Board the Compensation Committee’s recommendation regarding the amount of the cash bonus payable to the Chief Executive Officer under the Bonus Plan. The Compensation Committee’s recommendation will be based upon 2006 Company performance and such other relevant factors considered in the discretion of the Compensation Committee. The Board shall have the final authority to approve the Compensation Committee’s recommendation regarding the amount of the cash bonus payable to the Chief Executive Officer under the Bonus Plan.

The Chief Executive Officer will evaluate each participating executive officer’s 2006 performance and will submit to the Compensation Committee his recommendations regarding the amount of the cash bonus payable to each such executive officer. The Chief Executive Officer’s recommendations will be based upon the Chief Executive Officer’s assessment of each executive officer’s individual performance for 2006 and other relevant factors considered in the discretion of the Chief Executive Officer. The Compensation Committee shall have the final authority to approve the Chief Executive Officer’s recommendations regarding the amount of the cash bonus payable to each executive officer under the Bonus Plan.

2005 Cash Bonuses

On February 16, 2006, upon recommendation of the Compensation Committee, the Board approved a cash bonus for 2005 performance to Dr. Anido in the amount of $112,480. On February 16, 2006, upon recommendation of the Chief Executive Officer, the Compensation Committee approved cash bonuses for 2005 performance to Mr. Garrett, Dr. Grillone, Mr. Mitro, Mr. McMullin, Ms. McGinley and Mrs. Silvernail ranging in amounts from 14% to 18% of their respective base salaries. 2005 bonuses were awarded pursuant to the Company’s 2005 Bonus Plan and were based on individual 2005 performance as well as the Company’s 2005 performance relative to performance criteria previously established by the Board.

Item 2.02	Results of Operations and Financial Condition.

On February 23, 2006, the Company issued a press release to report its financial results for the quarter and year ended December 31, 2005. The release is furnished as Exhibit 99.1 hereto.

Neither the furnishing of the press release as an exhibit to this Current Report on Form 8-K nor the inclusion in such press release of a reference to the Company’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report on Form 8-K. The information available at the Company’s Internet address is not part of this Current Report on Form 8-K or any other report filed by the Company with the U.S. Securities and Exchange Commission.

The information in this Current Report on Form 8-K, including Exhibit 99.1, is furnished pursuant to Item 2.02 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
99.1	Press release, dated February 23, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISTA PHARMACEUTICALS, INC.
February 23, 2006

	By:	/s/ Lauren P. Silvernail
Lauren P. Silvernail, Chief Financial Officer and Vice President, Corporate Development

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated February 23, 2006.